UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                 SCHEDULE 13D/A
                        Under the Securities Act of 1934
                                (Amendment No. 1)

                          Korea Equity Fund, Inc. (KEF)
                                (Name of Issuer)

                                  Common Stock
                         (Title of Class of Securities)

                                    50063B104
                                 (CUSIP Number)

                                David Nierenberg

                               The D3 Family Funds

                               19605 NE 8th Street

                                 Camas, WA 98607

                                  360-604-8600

          -------------------------------------------------------------
                  (Name, Address and Telephone Number of Person
                Authorized to Receive Notices and Communications)

                                 March 23, 2005
             (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D and is filing this schedule because of ss.ss.240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box: |_|

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON.

     The D3 Family Fund, L.P. (David Nierenberg is president
     of the General Partner, which is Nierenberg Investment
     Management Company.)
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  |X|
                                                                 (b)  |_|
--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    SOURCE OF FUNDS*

     WC
--------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   |_|


--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION

     USA
--------------------------------------------------------------------------------
               7    SOLE VOTING POWER

                    276,500 common shares (3.3%)
               -----------------------------------------------------------------
  NUMBER OF    8    SHARED VOTING POWER
   SHARES
BENEFICIALLY        0
  OWNED BY     -----------------------------------------------------------------
    EACH       9    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON           276,500
    WITH       -----------------------------------------------------------------
               10   SHARED DISPOSITIVE POWER

                    0
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     484,800 Shares (5.7%)
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*  |_|


--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     5.7%
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON*

     PN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON.

     The D3 Family Retirement Fund, L.P. (David Nierenberg is president of the General Partner, which is Nierenberg Investment Management Company.)
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  |X|
                                                                 (b)  |_|
--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    SOURCE OF FUNDS*

     WC
--------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   |_|


--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION

     USA
--------------------------------------------------------------------------------
               7    SOLE VOTING POWER

                    92,700 common shares (1.1%)
               -----------------------------------------------------------------
  NUMBER OF    8    SHARED VOTING POWER
   SHARES
BENEFICIALLY        0
  OWNED BY     -----------------------------------------------------------------
    EACH       9    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON           92,700
    WITH       -----------------------------------------------------------------
               10   SHARED DISPOSITIVE POWER

                    0
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     484,800 Shares (5.7%)
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*  |_|


--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     5.7%
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON*

     PN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON.

     The D3 Children's Fund, L.P. (David Nierenberg is president of the General Partner, which is Nierenberg Investment Management Company.)
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  |X|
                                                                 (b)  |_|
--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    SOURCE OF FUNDS*

     WC
--------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   |_|


--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION

     USA
--------------------------------------------------------------------------------
               7    SOLE VOTING POWER

                    19,650 common shares (0.2%)
               -----------------------------------------------------------------
  NUMBER OF    8    SHARED VOTING POWER
   SHARES
BENEFICIALLY        0
  OWNED BY     -----------------------------------------------------------------
    EACH       9    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON           19,650
    WITH       -----------------------------------------------------------------
               10   SHARED DISPOSITIVE POWER

                    0
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     484,800 Shares (5.7%)
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*  |_|


--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     5.7%
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON*

     PN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON.

     The D3 Offshore Fund, L.P. (David Nierenberg is president of the General Partner, which is Nierenberg Investment Management Company.)
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  |X|
                                                                 (b)  |_|
--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    SOURCE OF FUNDS*

     WC
--------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   |_|


--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION

     USA
--------------------------------------------------------------------------------
               7    SOLE VOTING POWER

                    59,250 common shares (0.7%)
               -----------------------------------------------------------------
  NUMBER OF    8    SHARED VOTING POWER
   SHARES
BENEFICIALLY        0
  OWNED BY     -----------------------------------------------------------------
    EACH       9    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON           59,250
    WITH       -----------------------------------------------------------------
               10   SHARED DISPOSITIVE POWER

                    0
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     484,800 Shares (5.7%)
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*  |_|


--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     5.7%
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON*

     PN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON.

     The D3 Family Bulldog Fund, L.P. (David Nierenberg is president of the General Partner, which is Nierenberg Investment Management Company.)
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  |X|
                                                                 (b)  |_|
--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    SOURCE OF FUNDS*

     N/A
--------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   |_|


--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION

     USA
--------------------------------------------------------------------------------
               7    SOLE VOTING POWER

                    36,700 common shares (0.4%)
               -----------------------------------------------------------------
  NUMBER OF    8    SHARED VOTING POWER
   SHARES
BENEFICIALLY        0
  OWNED BY     -----------------------------------------------------------------
    EACH       9    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON           36,700
    WITH       -----------------------------------------------------------------
               10   SHARED DISPOSITIVE POWER

                    0
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     484,800 Shares (5.7%)
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*  |_|


--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     5.7%
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON*

     PN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

Item 1. Security and Issuer.

      Common Stock of Korea Equity Fund, Inc. a Maryland corporation (the "Issuer"), which has its principal office at 180 Maiden Lane, New York, NY 10038.

Item 2. Identity and Background.

      The D3 Family Fund, L.P. is a Washington State limited partnership, whose principal business is investing in the equities of public micro-cap issuers. Located at 19605 N.E. 8th St., Camas, Washington 98607. No convictions or administrative proceedings as described in 2 (d) and (e).

Item 3. Source and Amount of Funds or Other Consideration

      Source of funds is money invested in the partnership by its partners.

Item 4. Purpose of Transaction

            Though Larry Summers' faculty perhaps loves him less than in the past, and though it may seem contrary to nature for the trio of Yalies who run the D3 Family Funds to agree with a bunch of Harvards, we are supportive of the position taken by The Harvard Management Company in its Form 13D filed on March 21, 2005.

            Specifically, we agree with Harvard that KEF is currently too small to be cost effective, too small to amortize the fixed costs of managing the fund, perhaps too small to attract investment talent capable of outperforming benchmarks, definitely too small to have clout advocating for improved governance of and transparency from Korean public companies, and too small to offer American investors meaningful liquidity. Therefore, unless KEF commits, and undertakes before its upcoming annual meeting, to grow the fund's size sufficiently to overcome these problems, and commits, moreover, to a credible program of narrowing the discount from NAV, we expect to vote all of our KEF shares in support of Harvard's proposals. Boola, boola!

Item 5. Interest in Securities of the Issuer.

      (a,b) D3 Family Fund owns and has sole voting power over 276,500 KEF shares.

      (c) N/A

      (d) N/A

      (e) N/A

Item 6. Contracts, Arrangements, Understandings or Relationships with Respect to Securities of the Issuer.

        N/A

Item 7. Material to be Filed as Exhibits

        N/A

                                    SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, each of the undersigned certifies that the information set forth in the Statement is true, complete and correct.


     March 23, 2005                      /s/ DAVID NIERENBERG
                                         ---------------------------------------
                                         President
                                         Nierenberg Investment Management
                                         Company, Inc., the General Partner of
                                         The D3 Family Retirement  Fund, L.P

Item 1. Security and Issuer.

      Common Stock of Korea Equity Fund, Inc. a Maryland corporation (the "Issuer"), which has its principal office at 180 Maiden Lane, New York, NY 10038.

Item 2. Identity and Background.

      The D3 Family Retirement Fund, L.P. is a Washington State limited partnership, whose principal Business is investing in the equities of public micro-cap issuers. Located at 19605 N.E. 8th St., Camas, Washington 98607. No convictions or administrative proceedings as described in 2 (d) and (e).

Item 3. Source and Amount of Funds or Other Consideration

      Source of funds is money invested in the partnership by its partners.

Item 4. Purpose of Transaction

            Though Larry Summers' faculty perhaps loves him less than in the past, and though it may seem contrary to nature for the trio of Yalies who run the D3 Family Funds to agree with a bunch of Harvards, we are supportive of the position taken by The Harvard Management Company in its Form 13D filed on March 21, 2005.

            Specifically, we agree with Harvard that KEF is currently too small to be cost effective, too small to amortize the fixed costs of managing the fund, perhaps too small to attract investment talent capable of outperforming benchmarks, definitely too small to have clout advocating for improved governance of and transparency from Korean public companies, and too small to offer American investors meaningful liquidity. Therefore, unless KEF commits, and undertakes before its upcoming annual meeting, to grow the fund's size sufficiently to overcome these problems, and commits, moreover, to a credible program of narrowing the discount from NAV, we expect to vote all of our KEF shares in support of Harvard's proposals. Boola, boola!

Item 5. Interest in Securities of the Issuer.

      (a,b) The D3 Family Retirement Fund, L.P. owns and has sole voting power over 92,700 KEF shares.

      (c) N/A

      (d) N/A

      (e) N/A

Item 6. Contracts, Arrangements, Understandings or Relationships with Respect to Securities of the Issuer.

        N/A

Item 7. Material to be Filed as Exhibits

        N/A

Signature

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


March 23, 2005                     /s/ DAVID NIERENBERG
--------------                     ------------------------------------------
Date                               David Nierenberg
                                   President
                                   Nierenberg Investment Management Company,
                                   Inc., the General Partner of the 3D Family
                                   Retirement Fund, L.P.

Item 1. Security and Issuer.

      Common Stock of Korea Equity Fund, Inc. a Maryland corporation )the "Issuer"), which has its principal office at 180 Maiden Lane, New York, NY 10038.

Item 2. Identity and Background.

      The D3 Children's Fund, L.P. is a Washington State limited partnership, whose principal Business is investing in the equities of public micro-cap issuers. Located at 19605 N.E. 8th St., Camas, Washington 98607. No convictions or administrative proceedings as described in 2 (d) and (e).

Item 3. Source and Amount of Funds or Other Consideration

      Source of funds is money invested in the partnership by its partners.

Item 4. Purpose of Transaction

            Though Larry Summers' faculty perhaps loves him less than in the past, and though it may seem contrary to nature for the trio of Yalies who run the D3 Family Funds to agree with a bunch of Harvards, we are supportive of the position taken by The Harvard Management Company in its Form 13D filed on March 21, 2005.

            Specifically, we agree with Harvard that KEF is currently too small to be cost effective, too small to amortize the fixed costs of managing the fund, perhaps too small to attract investment talent capable of outperforming benchmarks, definitely too small to have clout advocating for improved governance of and transparency from Korean public companies, and too small to offer American investors meaningful liquidity. Therefore, unless KEF commits, and undertakes before its upcoming annual meeting, to grow the fund's size sufficiently to overcome these problems, and commits, moreover, to a credible program of narrowing the discount from NAV, we expect to vote all of our KEF shares in support of Harvard's proposals. Boola, boola!

Item 5. Interest in Securities of the Issuer.

      (a,b) The D3 Children's Fund, L.P. owns and has sole voting power over 19,650 KEF shares.

      (c) N/A

      (d) N/A

      (e) N/A

Item 6. Contracts, Arrangements, Understandings or Relationships with Respect to Securities of the Issuer.

        N/A

Item 7. Material to be Filed as Exhibits

                          N/A

Signature

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


March 23, 2005                 /s/ DAVID NIERENBERG
--------------                 ----------------------------------------------
Date                           David Nierenberg
                               President
                               Nierenberg Investment Management Company,
                               Inc., the General Partner of the 3D Family
                               Retirement Fund, L.P.

Item 1. Security and Issuer.

      Common Stock of Korea Equity Fund, Inc. a Maryland corporation )the "Issuer"), which has its principal office at 180 Maiden Lane, New York, NY 10038.

Item 2. Identity and Background.

      The D3 Offshore Fund, L.P. is a Washington State limited partnership, whose principal Business is investing in the equities of public micro-cap issuers. Located at 19605 N.E. 8th St., Camas, Washington 98607. No convictions or administrative proceedings as described in 2 (d) and (e).

Item 3. Source and Amount of Funds or Other Consideration

      Source of funds is money invested in the partnership by its partners.

Item 4. Purpose of Transaction

            Though Larry Summers' faculty perhaps loves him less than in the past, and though it may seem contrary to nature for the trio of Yalies who run the D3 Family Funds to agree with a bunch of Harvards, we are supportive of the position taken by The Harvard Management Company in its Form 13D filed on March 21, 2005.

            Specifically, we agree with Harvard that KEF is currently too small to be cost effective, too small to amortize the fixed costs of managing the fund, perhaps too small to attract investment talent capable of outperforming benchmarks, definitely too small to have clout advocating for improved governance of and transparency from Korean public companies, and too small to offer American investors meaningful liquidity. Therefore, unless KEF commits, and undertakes before its upcoming annual meeting, to grow the fund's size sufficiently to overcome these problems, and commits, moreover, to a credible program of narrowing the discount from NAV, we expect to vote all of our KEF shares in support of Harvard's proposals. Boola, boola!

Item 5. Interest in Securities of the Issuer.

      (a,b) The Offshore Fund, L.P. owns and has sole voting power over 59,250 KEF shares.

      (c) N/A

      (d) N/A

      (e) N/A

Item 6. Contracts, Arrangements, Understandings or Relationships with Respect to Securities of the Issuer.

      N/A

Item 7. Material to be Filed as Exhibits

      N/A

Signature

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


March 23, 2005                      /s/ DAVID NIERENBERG
--------------                      --------------------------------------------
Date                                David Nierenberg
                                    President
                                    Nierenberg Investment Management Company,
                                    Inc., the General Partner of the 3D Family
                                    Retirement Fund, L.P.

Item 1. Security and Issuer.

      Common Stock of Korea Equity Fund, Inc. a Maryland corporation )the "Issuer"), which has its principal office at 180 Maiden Lane, New York, NY 10038.

Item 2. Identity and Background.

      The D3 Family Bulldog Fund, L.P. is a Washington State limited partnership, whose principal Business is investing in the equities of public micro-cap issuers. Located at 19605 N.E. 8th St., Camas, Washington 98607. No convictions or administrative proceedings as described in 2 (d) and (e).

Item 3. Source and Amount of Funds or Other Consideration

      Source of funds is money invested in the partnership by its partners.

Item 4. Purpose of Transaction

            Though Larry Summers' faculty perhaps loves him less than in the past, and though it may seem contrary to nature for the trio of Yalies who run the D3 Family Funds to agree with a bunch of Harvards, we are supportive of the position taken by The Harvard Management Company in its Form 13D filed on March 21, 2005.

            Specifically, we agree with Harvard that KEF is currently too small to be cost effective, too small to amortize the fixed costs of managing the fund, perhaps too small to attract investment talent capable of outperforming benchmarks, definitely too small to have clout advocating for improved governance of and transparency from Korean public companies, and too small to offer American investors meaningful liquidity. Therefore, unless KEF commits, and undertakes before its upcoming annual meeting, to grow the fund's size sufficiently to overcome these problems, and commits, moreover, to a credible program of narrowing the discount from NAV, we expect to vote all of our KEF shares in support of Harvard's proposals. Boola, boola!

Item 5. Interest in Securities of the Issuer.

      (a,b) The D3 Family Bulldog Fund, L.P. owns and has sole voting power over 36,700 KEF shares.

      (c) N/A

      (d) N/A

      (e) N/A

Item 6. Contracts, Arrangements, Understandings or Relationships with Respect to Securities of the Issuer.

      N/A

Item 7. Material to be Filed as Exhibits

      N/A

Signature

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


March 23, 2005                       /s/ DAVID NIERENBERG
--------------                       ------------------------------------------
Date                                 David Nierenberg
                                     President
                                     Nierenberg Investment Management Company,
                                     Inc., the General Partner of the 3D Family
                                     Retirement Fund, L.P.